[execution copy]

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM N-8A

                NOTIFICATION OF REGISTRATION
            FILED PURSUANT TO SECTION 8(a) OF THE
               INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Kemper Growth and Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          222 South Riverside Plaza
          Chicago, Illinois  60606

Telephone Number (including area code):  1-800-621-1048

Name and address of agent for service of process:

          Kathryn L. Quirk
          Secretary
          345 Park Avenue
          New York, New York  10154

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES   X         NO



     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the State of New York on the 1st day of October, 1997.

                    KEMPER GROWTH AND INCOME FUND


                    By:/s/Kathryn L. Quirk
                       --------------------------
                         Kathryn L. Quirk
                         Secretary